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FOR IMMEDIATE RELEASE                                           MEDIA CONTACT:
                                                                   Chris Allen
                                                                  312-917-8331
                                                        chris.allen@nuveen.com




              NUVEEN INVESTMENTS ADDS PIERRE E. LEROY TO JNC BOARD



CHICAGO, IL, MARCH 29, 2006 - Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services, today announced that Pierre E. Leroy has been appointed to its Board of Directors. Mr. Leroy was a senior executive officer of Deere & Company for over 20 years prior to his retirement in 2005. While at Deere, Mr. Leroy was President of the Worldwide Construction & Forestry Division and the Worldwide Parts Division and also served as Chief Financial Officer. In 2005, Mr. Leroy was named one of the "Seventy-five Most Powerful Blacks in Corporate America" by Black Enterprise magazine. He also serves on the boards of ACCO Brands Corporation, Capital One Financial Corporation and Fortune Brands, Inc.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its highly specialized investment teams, each with its own brand name and area of expertise: NWQ, specializing in value-style equities; Nuveen, managing fixed-income investments; Santa Barbara, committed to growth equities; Tradewinds NWQ, specializing in global value equities; Rittenhouse, focused on "blue-chip" growth equities; and Symphony, with expertise in alternative investments as well as equity and income portfolios. In total, the Company manages just over $136 billion in assets. Nuveen Investments is listed on The New York Stock Exchange and trades under the symbol "JNC."


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NWQ          NUVEEN          RITTENHOUSE          SANTA BARBARA         SYMPHONY